Exhibit 99.1

LAZARD GROWTH ACQUISITION CORP. I ANNOUNCES THE SEPARATE TRADING OF ITS

CLASS A ORDINARY SHARES AND WARRANTS COMMENCING APRIL 5, 2021

NEW YORK, April 2, 2021 – Lazard Growth Acquisition Corp. I (Nasdaq: LGAC) (the “Company”) today announced that, commencing April 5, 2021, holders of the 57,500,000 units sold in its initial public offering may elect to separately trade shares of the Company’s Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on Nasdaq under the symbols “LGAC” and “LGACW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “LGACU”. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A ordinary shares and warrants.

The Company is a blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company believes the growth-oriented subsectors of the healthcare, technology, energy transition, financial and consumer sectors present particularly attractive investment opportunities, although it will not be limited to a particular industry or geographic region in its identification and acquisition of a target company.

The Registration Statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 9, 2021.

The offering has been made only by means of a prospectus. Copies of the Registration Statement and the prospectus relating to the offering may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. In addition, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and the prospectus relating to the offering. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

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Contact

Email: LGACinfo@lazard.com